Exhibit 99.1

SiriusXM Reports Second Quarter 2018 Results

•	SiriusXM Adds 483,000 Net New Self-Pay Subscribers in the Quarter

•	Second Quarter Revenue Climbs 6% to $1.4 Billion

•	Net Income Grows 45% to $292 Million in the Quarter, with Diluted EPS Climbing 49% to $0.06

•	Adjusted EBITDA Grows 4% to $543 Million

•	Operating Cash Flow Climbs 20% to $579 Million; Free Cash Flow Climbs 17% to $486 Million

•	Company Increases 2018 Guidance for Self-Pay Subscribers, Revenue and Adjusted EBITDA

NEW YORK – July 25, 2018 – SiriusXM today announced second quarter 2018 operating and financial results, including revenue of $1.4 billion, an increase of 6% versus the prior year period.

The Company's net income totaled $292 million in the second quarter 2018, compared to $202 million in the second quarter 2017. Net income per diluted common share was $0.06 in the second quarter 2018, a 49% increase compared to $0.04 in the second quarter 2017. Adjusted EBITDA grew 4% in the second quarter 2018 to $543 million, a record second quarter performance. Operating cash flow and free cash flow in the second quarter 2018 increased 20% and 17%, respectively, to $579 million and $486 million.

“SiriusXM's strong start to 2018 accelerated in the second quarter. We added 483,000 net new self-pay subscribers in the quarter with an impressive 1.6% self-pay churn rate, our best-ever performance. Our 6% growth in revenue would have been 8% absent the change in generally accepted accounting principles that was effective January 1st, and we are thrilled to increase our full-year guidance for self-pay net additions, revenue and adjusted EBITDA," said Jim Meyer, Chief Executive Officer, SiriusXM.

“We never rest in finding, acquiring, and developing the best music, talk, entertainment, sports, and comedy programming in all of audio. Last week we announced we will bring subscribers an exclusive new comedy channel created with Netflix and fueled by their world-class comedy programming from top global talent. In just the last few months, we have brought our listeners live exclusive performances from stars such as pop’s Shawn Mendes, country’s Jason Aldean, and the incomparable U2 playing for our subscribers at Harlem's legendary Apollo Theater,” added Meyer.

SECOND QUARTER 2018 HIGHLIGHTS

•
Self-Pay Net Additions of 483,000. The Company added 483,000 net new self-pay subscribers in the second quarter to end with approximately 28.2 million self-pay subscribers. Self-pay monthly churn of 1.6% improved 11 basis points over the second quarter of 2017 and marked the lowest-ever reported by the company for a quarter. Total net additions in the second quarter were 429,000, resulting in approximately 33.5 million SiriusXM subscribers at quarter-end.

•
Strong Revenue Growth. Second quarter revenue grew 6% compared to the year-ago period to $1.4 billion. This growth was driven by a 5% increase in subscribers and an increase of 1%, after the accounting change, in average revenue per user (ARPU) to $13.30. The second quarter 2018 was impacted by the adoption of the new revenue recognition accounting standard (FASB ASU 2014-09) which reclassified approximately $24 million of revenue to offset expenses principally related to automaker agreements. These reclassifications reduced reported ARPU by $0.24 in the quarter.

•
Net Income Grows 45%. Net income in the second quarter totaled $292 million, up 45% from $202 million in the second quarter 2017. This increase included a $86 million unrealized gain associated with the change in fair value of the Company's Pandora investment, in addition to approximately $64 million of tax savings resulting from a 19.4% effective tax rate in the second quarter compared to a 37.2% effective tax rate in the prior year period. These items were partially offset by a $69 million charge related to the legal settlement that resolved all outstanding claims, including ongoing audits, under our statutory license for sound recordings for the period January 1, 2007 through December 31, 2017.

•
Free Cash Flow Increases 17%. Free cash flow for the second quarter totaled $486 million, up 17% from $417 million in the second quarter of 2017. Operating cash flow for the second quarter 2018 totaled $579 million, up 20% from the prior year period.

“In the second quarter, we spent $22 million to repurchase approximately 3.6 million shares and we paid nearly $50 million in dividends to stockholders. At the end of the quarter, our debt to adjusted EBITDA was just 3.0 times, and we had cash on hand of approximately $64 million and a completely undrawn revolver with capacity of $1.75 billion. This gives us ample liquidity to continue to invest in our business, make strategic investments and return capital to stockholders," noted David Frear, Chief Financial Officer, SiriusXM.

2018 GUIDANCE

The Company increased its 2018 guidance for self-pay net subscriber additions, revenue and adjusted EBITDA. SiriusXM's guidance for 2018 free cash flow remains unchanged. The Company's increased full-year 2018 guidance is as follows:

•	Self-pay net subscriber additions of approximately 1.15 million,

•	Revenue over $5.7 billion,

•	Adjusted EBITDA of approximately $2.175 billion, and

•	Free cash flow of approximately $1.5 billion.

CAPITAL RETURN PROGRAM

Shares of common stock may be purchased from time to time on the open market, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act of 1934, as amended, in privately negotiated transactions, including in accelerated stock repurchase transactions and transactions with Liberty Media and its affiliates, or otherwise. The Company expects to fund the repurchases through a combination of cash on hand, cash generated by operations and future borrowings. The size and timing of these purchases will be based on a number of factors, including price and business and market conditions.

The Company's dividend policy may change at any time without notice to stockholders. The declaration and payment of dividends is at the discretion of the Company's Board of Directors in accordance with applicable law after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs, limitations imposed by its indebtedness, legal requirements and other factors that the Board of Directors deems relevant.

SECOND QUARTER 2018 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenue:
Subscriber revenue	$1,138,962	$1,111,011	$2,256,046	$2,189,268
Advertising revenue	47,242	40,178	89,290	76,194
Equipment revenue	36,840	29,674	71,929	59,332
Music royalty fee and other revenue	209,255	166,706	390,136	316,841
Total revenue	1,432,299	1,347,569	2,807,401	2,641,635
Operating expenses:
Cost of services:
Revenue share and royalties	404,284	292,893	714,416	570,193
Programming and content	105,650	96,255	206,486	191,799
Customer service and billing	95,582	95,324	189,447	192,099
Satellite and transmission	23,478	19,603	46,200	40,179
Cost of equipment	7,674	9,371	14,771	16,283
Subscriber acquisition costs	119,778	125,154	242,471	252,642
Sales and marketing	119,435	106,707	226,146	203,616
Engineering, design and development	27,485	27,783	58,122	51,600
General and administrative	92,683	84,607	177,289	162,808
Depreciation and amortization	74,623	73,519	146,835	150,223
Total operating expenses	1,070,672	931,216	2,022,183	1,831,442
Income from operations	361,627	416,353	785,218	810,193
Other income (expense):
Interest expense	(86,917)	(82,794)	(176,706)	(164,451)
Other income (expense)	88,212	(11,937)	124,100	(3,074)
Total other income (expense)	1,295	(94,731)	(52,606)	(167,525)
Income before income taxes	362,922	321,622	732,612	642,668
Income tax expense	(70,570)	(119,513)	(150,819)	(233,486)
Net income	$292,352	$202,109	$581,793	$409,182
Foreign currency translation adjustment, net of tax	(8,242)	2,763	(17,826)	2,746
Total comprehensive income	$284,110	$204,872	$563,967	$411,928
Net (loss) income per common share:
Basic	$0.07	$0.04	$0.13	$0.09
Diluted	$0.06	$0.04	$0.13	$0.09
Weighted average common shares outstanding:
Basic	4,481,930	4,652,426	4,486,620	4,681,223
Diluted	4,589,095	4,735,592	4,588,986	4,759,741
Dividends declared per common share	$0.011	$0.010	$0.022	$0.020

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	June 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$63,516	$69,022
Receivables, net	247,148	241,727
Inventory, net	18,967	20,199
Related party current assets	13,692	10,284
Prepaid expenses and other current assets	138,015	129,669
Total current assets	481,338	470,901
Property and equipment, net	1,468,930	1,462,766
Intangible assets, net	2,511,121	2,522,846
Goodwill	2,286,582	2,286,582
Related party long-term assets	1,051,337	962,080
Deferred tax assets	371,303	505,528
Other long-term assets	128,543	118,671
Total assets	$8,299,154	$8,329,374
LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued expenses	$871,373	$794,341
Accrued interest	128,029	137,428
Current portion of deferred revenue	1,935,326	1,881,825
Current maturities of long-term debt	4,660	5,105
Related party current liabilities	4,103	2,839
Total current liabilities	2,943,491	2,821,538
Deferred revenue	160,286	174,579
Long-term debt	6,443,289	6,741,243
Related party long-term liabilities	6,269	7,364
Deferred tax liabilities	8,169	8,169
Other long-term liabilities	108,218	100,355
Total liabilities	9,669,722	9,853,248
Stockholders’ (deficit) equity:
Common stock, par value $0.001; 9,000,000 shares authorized; 4,485,774 and 4,530,928 shares issued; 4,485,774 and 4,527,742 outstanding at June 30, 2018 and December 31, 2017, respectively	4,485	4,530
Accumulated other comprehensive income, net of tax	4,594	18,407
Additional paid-in capital	1,267,630	1,713,816
Treasury stock, at cost; zero and 3,186 shares of common stock at June 30, 2018 and December 31, 2017, respectively	—	(17,154)
Accumulated deficit	(2,647,277)	(3,243,473)
Total stockholders’ (deficit) equity	(1,370,568)	(1,523,874)
Total liabilities and stockholders’ (deficit) equity	$8,299,154	$8,329,374

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Six Months Ended June 30,
(in thousands)	2018	2017
Cash flows from operating activities:
Net income	$581,793	$409,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	146,835	150,223
Non-cash interest expense, net of amortization of premium	4,713	4,231
Provision for doubtful accounts	23,944	27,377
Amortization of deferred income related to equity method investment	(1,388)	(1,388)
Loss on unconsolidated entity investments, net	64	2,183
Gain on fair value instrument	(117,449)	—
Dividend received from unconsolidated entity investment	1,366	3,606
Share-based payment expense	70,448	59,697
Deferred income taxes	134,044	220,415
Changes in operating assets and liabilities:
Receivables	(29,364)	(38,063)
Inventory	1,232	2,492
Related party, net	(1,722)	(5,756)
Prepaid expenses and other current assets	(177)	(6,617)
Other long-term assets	8,356	5,937
Accounts payable and accrued expenses	87,857	(69,078)
Accrued interest	(9,399)	(7,042)
Deferred revenue	85,100	30,779
Other long-term liabilities	7,863	4,358
Net cash provided by operating activities	994,116	792,536
Cash flows from investing activities:
Additions to property and equipment	(174,273)	(119,517)
Purchases of other investments	(7,138)	(7,355)
Acquisition of business, net of cash acquired	—	(107,056)
Investments in related parties and other equity investees	(6,138)	(302,526)
Repayment from (loan to) related party	3,242	(130,794)
Net cash used in investing activities	(184,307)	(667,248)
Cash flows from financing activities:
Taxes paid in lieu of shares issued for stock-based compensation	(71,501)	(22,595)
Revolving credit facility, net of deferred financing costs	(302,611)	610,000
Principal payments of long-term borrowings	(7,717)	(6,000)
Common stock repurchased and retired	(334,215)	(783,824)
Dividends paid	(98,684)	(93,638)
Net cash used in financing activities	(814,728)	(296,057)
Net decrease in cash, cash equivalents and restricted cash	(4,919)	(170,769)
Cash, cash equivalents and restricted cash at beginning of period	79,374	223,828
Cash, cash equivalents and restricted cash at end of period(1)	$74,455	$53,059

(1)
The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	June 30, 2018	December 31, 2017	June 30, 2017	December 31, 2016
Cash and cash equivalents	$63,516	$69,022	$42,738	$213,939
Restricted cash included in Prepaid expenses and other current assets	150	244	432	—
Restricted cash included in Other long-term assets	10,789	10,108	9,889	9,889
Total cash, cash equivalents and restricted cash at end of period	$74,455	$79,374	$53,059	$223,828

Key Financial and Operating Performance Metrics
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in our subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of June 30, 2018 compared to June 30, 2017:

	As of June 30,		2018 vs 2017 Change
(in thousands)	2018	2017	Amount	%
Self-pay subscribers	28,203	26,675	1,528	6%
Paid promotional subscribers	5,292	5,372	(80)	(1)%
Ending subscribers (a)	33,495	32,048	1,447	5%

(a)	Amounts may not sum as a result of rounding.
The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and six months ended June 30, 2018 and 2017. The ARPU and SAC, per installation, metrics for the three months ended June 30, 2018 have been reduced due to the adoption of Accounting Standards Update ("ASU") 2014-09, Revenue - Revenue from Contracts with Customers, and all related amendments, which established Accounting Standards Codification ("ASC") Topic 606 (the "new revenue standard") as of January 1, 2018 by $0.24 and $0.24, respectively. The ARPU and SAC, per installation, metrics for the six months ended June 30, 2018 have been reduced due to the adoption of the new revenue standard as of January 1, 2018 by $0.24 and $0.28, respectively. For more information regarding the impact on these metrics, refer to the glossary below.

					2018 vs 2017 Change
(in thousands, except per subscriber and per installation amounts)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		Three Months		Six Months
	2018	2017	2018	2017	Amount	%	Amount	%
Self-pay subscribers	483	466	690	725	17	4%	(35)	(5)%
Paid promotional subscribers	(54)	(20)	69	(23)	(34)	(170)%	92	400%
Net additions (a)	429	445	759	702	(16)	(4)%	57	8%
Daily weighted average number of subscribers	33,197	31,746	33,013	31,559	1,451	5%	1,454	5%
Average self-pay monthly churn	1.6%	1.7%	1.7%	1.8%	(0.1)%	(6)%	(0.1)%	(6)%
New vehicle consumer conversion rate	39%	40%	39%	40%	(1)%	(3)%	(1)%	(3)%

ARPU	$13.30	$13.22	$13.13	$13.08	$0.08	1%	$0.05	—%
SAC, per installation	$27.54	$31.19	$27.86	$30.18	$(3.65)	(12)%	$(2.32)	(8)%
Customer service and billing expenses, per average subscriber	$0.89	$0.94	$0.88	$0.95	$(0.05)	(5)%	$(0.07)	(7)%
Adjusted EBITDA	$543,422	$521,936	$1,075,271	$1,023,739	$21,486	4%	$51,532	5%
Free cash flow	$486,243	$416,725	$812,705	$665,664	$69,518	17%	$147,041	22%
Diluted weighted average common shares outstanding (GAAP)	4,589,095	4,735,592	4,588,986	4,759,741	(146,497)	(3)%	(170,755)	(4)%

(a)	Amounts may not sum as a result of rounding.

Glossary

Adjusted EBITDA - EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. We adjust EBITDA to exclude the impact of other income as well as certain other charges discussed below. Adjusted EBITDA is a Non-GAAP financial measure that excludes (if applicable): (i) certain adjustments as a result of the purchase price accounting for the merger of Sirius and XM, (ii) share-based payment expense and (iii) other significant operating expense (income) that do not relate to the on-going performance of our business. We believe adjusted EBITDA is a useful measure of the underlying trend of our operating performance, which provides useful information about our business apart from the costs associated with our capital structure and purchase price accounting. We believe investors find this Non-GAAP financial measure useful when analyzing our past operating performance with our current performance and comparing our operating performance to the performance of other communications, entertainment and media companies. We believe investors use adjusted EBITDA to estimate our current enterprise value and to make investment decisions. As a result of large capital investments in our satellite radio system, our results of operations reflect significant charges for depreciation expense. We believe the exclusion of share-based payment expense is useful as it is not directly related to the operational conditions of our business. We also believe the exclusion of the legal settlements and reserves related to the historical use of sound recordings, loss on extinguishment of debt and loss on disposal of assets, to the extent they occur during the period, is useful as they are significant expenses not incurred as part of our normal operations for the period.
Adjusted EBITDA has certain limitations in that it does not take into account the impact to our statements of comprehensive income of certain expenses, including share-based payment expense and certain purchase price accounting for the merger of Sirius and XM. We endeavor to compensate for the limitations of the Non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the Non-GAAP measure.  Investors that wish to compare and evaluate our operating results after giving effect for these costs, should refer to net income as disclosed in our unaudited consolidated statements of comprehensive income. Since adjusted EBITDA is a Non-GAAP financial performance measure, our calculation of adjusted EBITDA may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. The reconciliation of net income to the adjusted EBITDA is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Net income:	$292,352	$202,109	$581,793	$409,182
Add back items excluded from Adjusted EBITDA:
Purchase price accounting adjustments:
Revenues	1,813	1,813	3,626	3,626
Sound recording legal settlements and reserves	69,144	—	69,144	—
Share-based payment expense (1)	36,215	30,251	70,448	59,697
Depreciation and amortization	74,623	73,519	146,835	150,223
Interest expense	86,917	82,794	176,706	164,451
Other (income) expense	(88,212)	11,937	(124,100)	3,074
Income tax expense	70,570	119,513	150,819	233,486
Adjusted EBITDA	$543,422	$521,936	$1,075,271	$1,023,739

(1)	Allocation of share-based payment expense:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Programming and content	$10,198	$7,063	$18,429	$13,564
Customer service and billing	1,077	1,029	2,141	2,040
Satellite and transmission	1,268	1,084	2,513	2,271
Sales and marketing	5,505	5,802	11,020	11,482
Engineering, design and development	4,089	3,686	8,236	7,240
General and administrative	14,078	11,587	28,109	23,100
Total share-based payment expense	$36,215	$30,251	$70,448	$59,697

ARPU - is derived from total earned subscriber revenue, advertising revenue and other subscription-related revenue, excluding revenue associated with our connected vehicle services, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. Other subscription-related revenue includes the U.S. Music Royalty Fee.  The ARPU for the three and six months ended June 30, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. ARPU is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Subscriber revenue, excluding connected vehicle services	$1,112,652	$1,090,356	$2,204,901	$2,148,410
Add: advertising revenue	47,242	40,178	89,290	76,194
Add: other subscription-related revenue	165,058	128,179	305,874	252,647
	$1,324,952	$1,258,713	$2,600,065	$2,477,251
Daily weighted average number of subscribers	33,197	31,746	33,013	31,559
ARPU	$13.30	$13.22	$13.13	$13.08
The table below illustrates the impact that the adoption of the new revenue standard has had on ARPU for the three and six months ended June 30, 2018.

	For the Three Months Ended June 30, 2018			For the Six Months Ended June 30, 2018
(in thousands, except per subscriber amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber revenue, excluding connected vehicle services	$1,112,652	$23,787	$1,136,439	$2,204,901	$48,179	$2,253,080
Add: advertising revenue	47,242	—	47,242	89,290	—	89,290
Add: other subscription-related revenue	165,058	—	165,058	305,874	—	305,874
	$1,324,952	$23,787	$1,348,739	$2,600,065	$48,179	$2,648,244
Daily weighted average number of subscribers	33,197	33,197	33,197	33,013	33,013	33,013
ARPU	$13.30	$0.24	$13.54	$13.13	$0.24	$13.37

Average self-pay monthly churn - is defined as the monthly average of self-pay deactivations for the period divided by the average number of self-pay subscribers for the period.

Customer service and billing expenses, per average subscriber - is derived from total customer service and billing expenses, excluding connected vehicle customer service and billing expenses and share-based payment expense, divided by the number of months in the period, divided by the daily weighted average number of subscribers for the period. We believe the exclusion of share-based payment expense in our calculation of customer service and billing expenses, per average subscriber, is useful as share-based payment expense is not directly related to the operational conditions that give rise to variations in the components of our customer service and billing expenses. Customer service and billing expenses, per average subscriber, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per subscriber amounts)	2018	2017	2018	2017
Customer service and billing expenses, excluding connected vehicle services	$89,335	$90,388	$177,068	$182,508
Less: share-based payment expense	(1,077)	(1,029)	(2,141)	(2,040)
	$88,258	$89,359	$174,927	$180,468
Daily weighted average number of subscribers	33,197	31,746	33,013	31,559
Customer service and billing expenses, per average subscriber	$0.89	$0.94	$0.88	$0.95

Free cash flow - is derived from cash flow provided by operating activities, net of additions to property and equipment and restricted and other investment activity. Free cash flow is a metric that our management and board of directors use to evaluate the cash generated by our operations, net of capital expenditures and other investment activity. In a capital intensive business, with significant investments in satellites, we look at our operating cash flow, net of these investing cash outflows, to determine cash available for future subscriber acquisition and capital expenditures, to repurchase or retire debt, to acquire other companies and to evaluate our ability to return capital to stockholders. We exclude from free cash flow certain items that do not relate to the on-going performance of our business, such as cash outflows for acquisitions, strategic investments and net loan activity with related parties. We believe free cash flow is an indicator of the long-term financial stability of our business.  Free cash flow, which is reconciled to “Net cash provided by operating activities,” is a Non-GAAP financial measure.  This measure can be calculated by deducting amounts under the captions “Additions to property and equipment” and deducting or adding Restricted and other investment activity from “Net cash provided by operating activities” from the unaudited consolidated statements of cash flows. Free cash flow should be used in conjunction with other GAAP financial performance measures and may not be comparable to free cash flow measures presented by other companies.  Free cash flow should be viewed as a supplemental measure rather than an alternative measure of cash flows from operating activities, as determined in accordance with GAAP.  Free cash flow is limited and does not represent remaining cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt maturities. We believe free cash flow provides useful supplemental information to investors regarding our current cash flow, along with other GAAP measures (such as cash flows from operating and investing activities), to determine our financial condition, and to compare our operating performance to other communications, entertainment and media companies. Free cash flow is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2018	2017	2018	2017
Cash Flow information
Net cash provided by operating activities	$579,418	$483,211	$994,116	$792,536
Net cash used in investing activities	$(99,313)	$(606,862)	$(184,307)	$(667,248)
Net cash used in financing activities	$(494,447)	$(63,667)	$(814,728)	$(296,057)
Free Cash Flow
Net cash provided by operating activities	$579,418	$483,211	$994,116	$792,536
Additions to property and equipment	(92,868)	(66,152)	(174,273)	(119,517)
Purchases of restricted and other investments	(307)	(334)	(7,138)	(7,355)
Free cash flow	$486,243	$416,725	$812,705	$665,664

New vehicle consumer conversion rate - is defined as the percentage of owners and lessees of new vehicles that receive our satellite radio service and convert to become self-paying subscribers after the initial promotion period. At the time satellite radio enabled vehicles are sold or leased, the owners or lessees generally receive trial subscriptions ranging from three to twelve months. We measure conversion rate three months after the period in which the promotional period ends. The metric excludes rental and fleet vehicles.

Subscriber acquisition cost, per installation - or SAC, per installation, is derived from subscriber acquisition costs and margins from the sale of radios and accessories (excluding connected vehicle services), divided by the number of satellite radio installations in new vehicles and shipments of aftermarket radios for the period.  The SAC, per installation, for the three and six months ended June 30, 2018 reflects adjustments as a result of adopting the new revenue standard as of January 1, 2018. SAC, per installation, is calculated as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per installation amounts)	2018	2017	2018	2017
Subscriber acquisition costs, excluding connected vehicle services	$119,778	$125,154	$242,471	$252,642
Less: margin from sales of radios and accessories, excluding connected vehicle services	(28,542)	(20,285)	(56,000)	(43,031)
	$91,236	$104,869	$186,471	$209,611
Installations	3,313	3,362	6,693	6,946
SAC, per installation	$27.54	$31.19	$27.86	$30.18

The table below illustrates the impact that the adoption of the new revenue standard has had on SAC, per installation, for the three and six months ended June 30, 2018.

	For the Three Months Ended June 30, 2018			For the Six Months Ended June 30, 2018
(in thousands, except per installation amounts)	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09	As Reported	Impact of Adopting ASU 2014-09	Balances Without Adoption of ASU 2014-09
Subscriber acquisition costs, excluding connected vehicle services	$119,778	$800	$120,578	$242,471	$1,845	$244,316
Less: margin from sales of radios and accessories, excluding connected vehicle services	(28,542)	—	(28,542)	(56,000)	—	(56,000)
	$91,236	$800	$92,036	$186,471	$1,845	$188,316
Installations	3,313	3,313	3,313	6,693	6,693	6,693
SAC, per installation	$27.54	$0.24	$27.78	$27.86	$0.28	$28.14

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world's largest radio company measured by revenue and has approximately 33.5 million subscribers. SiriusXM creates and offers commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment, and a wide-range of Latin music, sports and talk programming. SiriusXM is available in vehicles from every major car company and on smartphones and other connected devices as well as online at siriusxm.com. SiriusXM radios and accessories are available from retailers nationwide and online at SiriusXM. SiriusXM also provides premium traffic, weather, data and information services for subscribers through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™. SiriusXM delivers weather, data and information services to aircraft and boats through SiriusXM Aviation™ and SiriusXM Marine™. In addition, SiriusXM Music for Business provides commercial-free music to a variety of businesses. SiriusXM holds a minority interest in SiriusXM Canada which has approximately 2.6 million subscribers. SiriusXM is also a leading provider of connected vehicles services, giving customers access to a suite of safety, security, and convenience services including automatic crash notification, stolen vehicle recovery assistance, enhanced roadside assistance and turn-by-turn navigation.

To download SiriusXM logos and artwork, visit http://www.siriusxm.com/LogosAndPhotos.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM is providing non-GAAP information on a prospective basis that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends.  We believe investors find these Non-GAAP financial measures useful in evaluating our core trends because they provide a direct view of our underlying contractual costs. This information should be viewed in addition to, and not as an alternative for or superior to, our results prepared in accordance with GAAP.  In addition, SiriusXM’s Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment.  As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: our substantial competition, which is likely to increase over time; our ability to retain subscribers or increase the number of subscribers is uncertain; our ability to profitably attract and retain subscribers as our marketing efforts reach more price-sensitive consumers is uncertain; failing to protect the security of the personal information about our customers; interference to our service from wireless operations; we engage in substantial marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and their enforcement; our failure to realize benefits of acquisitions or other strategic initiatives; unfavorable outcomes of pending or future litigation; the market for music rights, which is changing and subject to uncertainties; our dependence upon the auto industry; general economic conditions; existing or future government laws and regulations could harm our business; failure of our satellites would significantly damage our business; the interruption or failure of our information technology and communications systems; rapid technological and industry changes; failure of third parties to perform; our failure to comply with FCC requirements; modifications to our business plan; our indebtedness; our studios, terrestrial repeater networks, satellite uplink facilities or other ground facilities could be damaged by natural catastrophes or terrorist activities; our principal stockholder has significant influence over our affairs and over actions requiring stockholder approval and its interests may differ from interests of other holders of our common stock; we are a “controlled company” within the meaning of the NASDAQ listing rules; impairment of our business by third-party intellectual property rights; and changes to our dividend policies which could occur at any time. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2017, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com